Exhibit 1.12

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

CDC Software Signs Binding Term Sheet to Acquire a Business Intelligence Solutions Provider
for Manufacturing

Latest Planned Acquisition Is Expected to Expand Market Share for CDC Software Solutions in
Food & Beverage, CPG and Automotive Markets

SHANGHAI, ATLANTA, Oct. 5, 2009 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced it has signed a binding term sheet to acquire a provider of business intelligence solutions for manufacturing that it believes will help expand the market share of CDC Software solutions in the Tier 1 food and beverage, consumer packaged goods (CPG) and automotive markets. Terms call for an all cash transaction.

In the event this transaction is completed, the acquisition is expected to generate new cross-selling opportunities for CDC Supply Chain in the Tier 1 automotive market, as well as expand CDC Software’s manufacturing solutions’ already significant footprint in the food and beverage and consumer packaged goods markets. In addition, CDC Software believes it can incorporate its X-alert supply chain event management tool, a new product acquired from its purchase of Categoric in September 2009, with the target’s manufacturing intelligence solution. For example, manufacturing intelligence can reveal a potential problem on a production line and X-alert could trigger an automatic transaction that would help correct the situation as well as email the supervisor immediately.

For over a decade, this venture capital-financed company has provided business intelligence solutions that promote continuous improvement initiatives for the factory floor. Its patented business intelligence software helps companies manage their operational performance by focusing on the key issues in their facilities, which ultimately affect cost, quality, and supply chain demand requirements. Their software is installed at more than 200 plants that include some of the world’s leading automotive, food and beverage, forestry products and CPG companies.

This acquisition announcement marks the latest of several strategic initiatives undertaken by CDC Software. Last quarter, CDC Software completed the acquisition of WKD Solutions Ltd., a leading provider of supply chain event management solutions marketed under the brand Categoric, and signed an agreement to acquire up to 51 percent of Hejia Software, a major ERP software provider based in Beijing.

“This planned acquisition is expected to be earning accretive immediately and we believe it will help us expand our already significant penetration of CDC Software solutions in the food and beverage and CPG markets, as well as help CDC Supply Chain solutions penetrate further in the Tier 1 automotive industry,” said Bruce Cameron, president of CDC Software. “CDC Software’s acquisition strategy is a key part of the company’s plan for growth and we believe our strategy is enabled by our global scalable business and technology platform that features an infrastructure of multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China and a worldwide network of direct sales and channel operations. We believe our global platform is a key reason why we have successfully integrated acquisitions that have resulted in a deeper and broader product portfolio, expanded geographic reach, and increased vertical expertise. ”

The acquisition is subject to several customary closing conditions, including the execution of definitive documentation related to the acquisition, the receipt of all requisite approvals and consents, and the satisfactory completion of due diligence by CDC Software. The acquisition is expected to close in the fourth quarter of 2009.

About CDC Software
CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management),CDC X-alert (real-time supply chain event management), e-M-POWER (discrete ERP), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and IT consulting. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs about CDC Software, the acquisition target, our expected acquisition of this company, the earnings-accretive nature thereof and the completion, effects and expected benefits thereof, our beliefs regarding the benefits of the acquisition’s products to customers, our beliefs regarding our ability to integrate and leverage the products and solutions to be acquired through our proposed acquisition of this company, our beliefs regarding our ability to integrate and leverage the products and solutions to be acquired through our proposed acquisition of this company and our X-alert solution, our expectations regarding the resumption of an acquisition business strategy, our expectations regarding our possible market share and ability to attain future expansion and success with customers of CDC Software and this acquisition including the consumer packaged goods, food and beverage and automotive industries, ,our beliefs regarding our ability to integrate this acquisition into CDC Software, the belief regarding the existence and success of synergies between this target company and CDC Software and our ability to continue to provide solutions that help improve efficiencies and cut costs on the plant floor, our beliefs regarding the company’s global scalable business and technology platform and our belief that this is a key reason why we have successfully integrated acquisitions and the results of those integrations, and other statements that are not historical fact, the achievement of which involve risks, uncertainties or assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise market, the completion of the acquisition of this acquisition on favorable terms, if at all, and the ability of CDC Software and/or this acquisition products to address the business requirements of the market, demand for and market acceptance of CDC Software and/or this acquisition technology, and the ability of CDC Software to successfully integrate this acquisition technology into the CDC Factory product line. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance